                                                                      Exhibit 8


                                  PURCHASE AGREEMENT



         THIS AGREEMENT is made as of this 8th day of August 1996 between David
H. Murdock, in his individual capacity and as trustee of the David H. Murdock Living Trust dated May 28, 1986, as amended ("Seller") and Dole Food Automatic Common Exchange Security Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as "Purchaser").

         WHEREAS, Seller owns shares of common stock, no par value (the "Common Stock"), of Dole Food Company, Inc., a Hawaii corporation (the "Company");

         WHEREAS, Purchaser has filed with the Securities and Exchange commission a registration statement contemplating the offering of up to 2,872,452 Automatic Common Exchange Securities (the "Securities"), the terms of which contemplate delivery by Purchaser to the holders thereof of a number of shares of Common Stock (or, at the option of Seller, cash in lieu thereof) on August 15, 1999 (the "Exchange Date");

         WHEREAS, Seller has agreed, pursuant to the Collateral Agreement (the "Collateral Agreement") dated as of August 8, 1996, among Purchaser, Seller and The Bank of New York, as collateral agent (the "Collateral Agent"), to grant Purchaser a security interest in Common Stock and in certain other circumstances certain other collateral to secure the obligations of Seller hereunder;

         WHEREAS, Purchaser has agreed, pursuant to an underwriting agreement, dated August 8, 1996 (the "Underwriting Agreement"), among Purchaser, Seller, the Company and Goldman Sachs & Co. as representatives of the several underwriters named therein (the "Underwriters"), to issue and sell to the Underwriters an aggregate of 2,500,000 Securities (the "Firm Securities") and, at the Underwriters' option, up to 372,452 additional Securities (the "Optional Securities") to cover overallotments;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                     DEFINITIONS

         As used herein, the following words and phrases shall have the following meanings:

         "Acceleration Amount" has the meaning provided in Article VII.

         "Acceleration Amount Notice" has the meaning provided in Article VII.

         "Acceleration Value" has the meaning provided in Article VII.

         "Additional Purchase Price" has the meaning provided in Section
1.2(b).

         "Additional Share Base Amount" means a number equal to the number of Optional Securities that the Underwriters elect to purchase under the Underwriting Agreement.

         "Additional Shares" has the meaning provided in Section 1.1(b).

         "Additional STRIPS" means the U.S. Treasury obligations purchased by Purchaser for settlement at the Second Time of Delivery.

         "Administrator" means The Bank of New York, administrator for Purchaser under the Administration Agreement dated as of August 8, 1996, or any successor thereto.

         "Aggregate Acceleration Value" has the meaning provided in
Article VII.

         "Appreciation Threshold Price" has the meaning provided in
Section 1.1(c).

         "Business Day" means any day on which commercial banks are open for business in New York City and the New York Stock Exchange is not closed.

         "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.

         "Cash Settlement Alternative" has the meaning provided in
Section 1.2(d).

         "Closing Price" of the Common Stock on any date of determination means the daily closing sale price (or, if no closing sale price is reported, the last reported sale price) of the Common Stock as reported on the NYSE Consolidated Tape on such date of determination or, if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq National Market or, if the Common Stock is not so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, provided that if any event that results in an adjustment to the number of shares of Common Stock deliverable hereunder pursuant to Section 6.1(e), occurs prior to the Exchange Date, the Closing Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

         "Contract Shares" has the meaning provided in Section 1.1(b).

         "Current Market Price" per share of Common Stock means the average Closing Price of a share of Common Stock on the 20 Trading Days immediately prior to but not including the Exchange Date.

         "Custodian" means The Bank of New York, custodian for Purchaser under the Custodian Agreement dated as of August 8, 1996, or any successor thereto.

         "Dilution Adjustment" means any fraction or number by which the Exchange Rate shall be multiplied pursuant to Section 6.1(a), (b), (c) or (d).

         "Event of Default" has the meaning provided in Article VII.

         "Excess Purchase Payment" has the meaning provided in Section 6.1(d).

         "Exchange Rate" has the meaning provided in Section 1.1(c).

         "Firm Purchase Price" has the meaning provided in Section 1.2(a).

         "Firm Share Base Amount" has the meaning provided in Section 1.1(a).

         "Firm Shares" has the meaning provided in Section 1.1(a).

         "First Time of Delivery" has the meaning provided in Section 1.3(a).

         "Independent Dealers" has the meaning provided in Article VII.

         "Initial Price" has the meaning provided in Section 1.1(c).

         "Marketable Securities" has the meaning provided in Section 6.2.

         "Permitted Dividend" has the meaning provided in Section 6.1(d).

         "Reorganization Event" has the meaning provided in Section 6.2.

         "Second Time of Delivery" has the meaning provided in Section 1.1(b).

         "Then-Current Market Price" of the Common Stock, for the purpose of applying any adjustment pursuant to Section 6.1, means the average Closing Price per share of the Common Stock for the Calculation Period of 5 Trading Days immediately prior to the time such adjustment is effected (or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date as described in Section 6.1(f)(i), immediately prior to the earlier of the time such adjustment is effected and the related ex-date); provided that if no Closing Price for the Common Stock is determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of the Then-Current Market Price (but no additional trading days shall be added to the Calculation Period). If no Closing Price for the Common Stock may be determined for any of such Trading Days, the Then-Current Market Price shall be the Closing Price for the Common Stock for the most recent Trading Day prior to such 5 Trading Days for which a Closing Price for the Common Stock may be determined pursuant to the "Closing Price" definition. The "ex-date" with respect to any dividend, distribution or issuance shall mean the first date on which the shares of Common Stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

         "Trading Day" means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

         "Transaction Value" has the meaning provided in Section 6.2.

         "Trust Agreement" means the Amended and Restated Trust Agreement constituting Dole Food Automatic Common Exchange Security Trust dated as of August 8, 1996.


                                          I.

                                  SALE AND PURCHASE

         1.1 Sale and Purchase. (a) Firm Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the number of shares of Common Stock (the "Firm Shares") equal to the product of 2,500,000 +
(    $100,000    ) (the "Firm Share Base Amount") and the Exchange Rate.
  --------------
  Initial Price

         (b) Additional Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser shall have a right to purchase, a number of additional shares of Common Stock (the "Additional Shares") equal to the product of the Exchange Rate and the Additional Share Base Amount. If the Underwriters exercise their option to purchase Optional Securities pursuant to the Underwriting Agreement, Purchaser shall notify Seller in writing that Purchaser will purchase the Additional Shares, which notice shall specify the Additional Share Base Amount and the date on which Purchaser shall deliver the purchase price for the Additional Shares, which shall be the Second Time of Delivery specified pursuant to Section 2 of the Underwriting Agreement (the "Second Time of Delivery"). The Firm Shares and the Additional Shares (if any) are collectively referred to herein as the "Contract Shares".

         (c) Exchange Rate. The "Exchange Rate" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events relating to the Common Stock as provided in Article VI: (i) if the Current Market Price is less than $47.125 (the "Appreciation Threshold Price") but equal to or greater than $39.25 (the "Initial Price"), a fraction (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Initial Price divided by the Current Market Price; (ii) if the Current Market Price is equal to or greater than the Appreciation Threshold Price, 0.8328912 and (iii) if the Current Market Price is less than the Initial Price, 1.

         1.2 Purchase Price. (a) Firm Purchase Price. The purchase price for the Firm Shares (the "Firm Purchase Price") shall be $79,440,466 in cash.

         (b) Additional Purchase Price. The purchase price for the Additional Shares (the "Additional Purchase Price") shall be the difference between:
(i) the aggregate proceeds to Purchaser from the sale of the Optional Securities; and (ii) the aggregate cost to Purchaser, as notified by Purchaser to Seller at the Second Time of Delivery, of the Additional STRIPS.

         1.3 Payment for and Delivery of Contract Shares. (a) First Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Firm Purchase Price on August 14, 1996 (the "First Time of Delivery") at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.

         (b) Second Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price at the Second Time of Delivery at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.

         (c) Delivery of Contract Shares. On August 15, 1999 (the "Exchange Date"), Seller agrees to deliver the Contract Shares to Purchaser. Delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of shares of Common Stock then held by the Collateral Agent as collateral under the Collateral Agreement, in an amount equal to the number of Contract Shares, rounded down to the nearest whole number. Instead of any fractional shares of Common Stock that would otherwise be deliverable to Purchaser at the Exchange Date, Seller agrees to make a cash payment in respect of such fractional shares of Common Stock in an amount equal to the value thereof at the Current Market Price. Notwithstanding the foregoing, if a Reorganization Event shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as follows: (i) in the case of any cash required to be delivered on the Exchange Date as provided in
Section 6.2, by wire transfer of immediately available funds to an account designated by Purchaser; or (ii) in the case of any Marketable Securities elected by Seller to be delivered in lieu of cash as provided in Section 6.2, at Seller's election, by instruction to the Collateral Agent to deliver to the Custodian, for the account of Purchaser, a specified number of Marketable Securities then held as collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement.

         (d) Cash Settlement Alternative. At its option, Seller may deliver to Purchaser on the Exchange Date, in lieu of the Contract Shares, an amount in cash equal to the Current Market Price of the Contract Shares (the "Cash Settlement Alternative"), paid by wire transfer to an account designated by Custodian, in Federal (immediately available) funds. Seller may elect the Cash Settlement Alternative in respect of all, but not less than all, Contract Shares by notice to Purchaser, the Collateral Agent and the Custodian not less than ten days prior to the Exchange Date.


                                         II.

                       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that each representation and warranty made by Seller pursuant to Section 1(b) of the Underwriting Agreement is true and correct on the date hereof.

                                         III.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that each representation and warranty made by Purchaser pursuant to Section 1(a) of the Underwriting Agreement is true and correct on the date hereof.

                                         IV.

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

         (a) The obligation of Purchaser to deliver the Firm Purchase Price at the First Time of Delivery is subject to the condition that the purchase by the Underwriters of the Firm Securities pursuant to the Underwriting Agreement shall have been consummated as contemplated under the Underwriting Agreement.

         (b) The obligation of Purchaser to deliver the Additional Purchase Price at the Second Time of Delivery is subject to the condition that the purchase by the Underwriters of the Optional Securities shall have been consummated as contemplated under the Underwriting Agreement.

                                          V.

                                      COVENANTS

         5.1 Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares pursuant hereto.

         5.2 Forward Contract. Seller hereby agrees that: (i) he will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income;
(ii) he will not treat the delivery of any portion of the Contract Shares, cash or Marketable Securities to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) he will treat this Agreement in its entirety as a forward contract for the delivery of such Contract Shares, cash or Marketable Securities; and (iv) he will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in clause (i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Purchaser an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters, to the effect that such action or position is required by a statutory change, Treasury regulation, or applicable court decision published after the date of this Agreement.

         5.3 Limitations on Trading During Certain Days. Seller hereby agrees that he will not buy shares of Common Stock for his own account during the 60 days prior to the Exchange Date.

         5.4  Notices.  Seller will cause to be delivered to Purchaser:

         (a) Immediately upon the occurrence of any Event of Default hereunder or under the Collateral Agreement, or upon Seller's obtaining knowledge that any of the conditions or events described in paragraph (a) or (b) of Article VII shall have occurred with respect to the Company, notice of such occurrence; and

         (b) In case at any time prior to the Exchange Date Seller receives notice, or otherwise obtains knowledge, that any event requiring that an adjustment be effected pursuant to Article VI hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller, the date on which such event is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Purchaser if Seller shall subsequently receive notice, or otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         5.5 Further Assurances. From time to time on and after the date hereof through the Exchange Date, each of the parties hereto shall use its or his reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including
(i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement in accordance with the terms and conditions hereof.


                                         VI.

              ADJUSTMENT OF EXCHANGE RATE, APPRECIATION THRESHOLD PRICE,
                           INITIAL PRICE AND CLOSING PRICE

         6.1 Dilution Adjustments. The Exchange Rate, Appreciation Threshold Price and Initial Price shall be subject to adjustment from time to time as follows:

         (a) Stock Dividends, Splits, Reclassifications, Etc. If the Company shall, after the date hereof,

         (i) pay a stock dividend or make a distribution with respect to Common Stock in shares of such stock;

         (ii) subdivide or split the outstanding shares of Common Stock into a greater number of shares of Common Stock;

         (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or

         (iv) issue by reclassification of shares of its Common Stock any shares of other common stock of the Company;

then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to the number of shares of Common Stock (or in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of the Company issued pursuant thereto), or the fraction thereof, that a holder who held one share of Common Stock immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in paragraph (e).

         (b) Right or Warrant Issuances. If the Company shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Then-Current Market Price of the Common Stock (other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest), then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price of the Common Stock, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, the shares of Common Stock offered thereby shall not have been delivered, the Exchange Rate shall be further adjusted to equal the Exchange Rate which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in paragraph (e).

         (c) Distributions of Other Assets. If the Company shall, after the date hereof, declare or pay a dividend or make a distribution to all holders of Common Stock, in either case, of evidences of its indebtedness or other non-cash assets (excluding any dividends or distributions referred to in paragraph (a) above) or shall issue to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in paragraph (b) above), then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction, of which the numerator shall be the Then-Current Market Price per share of the Common Stock, and of which the denominator shall be such Then-Current Market Price per share less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator) as of the time the adjustment is effected of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in subparagraph (e).

         (d) Cash Dividends; Excess Purchase Payments. If, after the date hereof, the Company declares a record date in respect of a distribution of cash (other than any Permitted Dividend, any cash distributed in consideration of fractional shares of Common Stock and any cash distributed in a Reorganization Event), by dividend or otherwise, to all holders of Common Stock, or makes an Excess Purchase Payment, then the Exchange Rate will be multiplied by a Dilution Adjustment equal to a fraction, of which the numerator shall be the Then-Current Market Price of the Common Stock on such record date, and of which the denominator shall be such Then-Current Market Price less the amount of such distribution applicable to one share of Common Stock which would not be a Permitted Dividend (or in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at such time divided by the number of shares of Common Stock outstanding on such record date). For purposes of these adjustments, (A) "Permitted Dividend" means any quarterly cash dividend in respect of the Common Stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Common Stock in excess of 121/2% and (B) "Excess Purchase Payment" means the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be final) of all other consideration paid by the Company with respect to one share of Common Stock acquired in a tender offer or exchange offer by the Company, over (y) the Then-Current Market Price of the Common Stock. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in subparagraph (e).

         (e)  Corresponding Adjustments to Initial Price, Appreciation
Threshold Price and Closing Price; Change in Principal Market. (i) If any adjustment is made to the Exchange Rate pursuant to paragraph (a), (b), (c) or
(d) of this Section 6.1, an adjustment shall also be made to the Appreciation Threshold Price and the Initial Price. The required adjustment shall be made by dividing each of the Appreciation Threshold Price and the Initial Price by the relevant Dilution Adjustment.

         (ii) If, during any Calculation Period used in calculating the Current Market Price, the Then-Current Market Price or the Transaction Value, there shall occur any event requiring an adjustment to be effected pursuant to this
Section 6.1, then the Closing Price for each Trading Day in the Calculation Period occurring prior to the day on which such adjustment is effected shall be adjusted by being divided by the relevant Dilution Adjustment.

         (f) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected:

         (i) in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Common Stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Company;

         (ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

         (iii) in the case of any Excess Purchase Payment for which the Company shall announce, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

         (iv) in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

         (g) General; Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th (or if there is not a nearest 1/10,000th to the next lower 1/10,000th). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment pursuant to this
Section 6.1 shall
subsequently be cancelled by the Company, or such dividend, distribution, issuance or repurchase shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Rate shall be further adjusted to the Exchange Rate which would then have been in effect had adjustment for such event not been made. If a Reorganization Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 6.1, the Dilution Adjustments previously applied to the Exchange Rate in respect of such events shall not be rescinded but shall be applied to the new Exchange Rate provided for under Section 6.2.

         6.2 Adjustment for Consolidation, Merger or Other Reorganization Event. In the event of (i) any consolidation or merger of the Company, or any surviving entity or subsequent surviving entity of the Company (a "Company Successor"), with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another corporation),
(ii) any sale, transfer, lease or conveyance to another corporation of the property of the Company or any Company Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Company or any Company Successor with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Company or any Company Successor (any such event described in clause (i), (ii), (iii) or (iv), a "Reorganization Event"), the Exchange Rate shall be adjusted so that on the Exchange Date Purchaser shall receive, in lieu of the Contract Shares, cash in an amount equal to the product of (x) the Firm Share Base Amount plus the Additional Share Base Amount (if any) and (y)(i) if the Transaction Value is less than the Appreciation Threshold Price but equal to or greater than the Initial Price, the Initial Price, (ii) if the Transaction Value is equal to or greater than the Appreciation Threshold Price, 0.8328912 multiplied by the Transaction Value, and (iii) if the Transaction Value is less than the Initial Price, the Transaction Value. Notwithstanding the foregoing, if any Marketable Securities are received by holders of Common Stock in such Reorganization Event, Seller may, at its option, in lieu of delivering cash as described above, deliver an equivalent amount (based on the value determined in accordance with clause (z) of the following paragraph) of Marketable Securities, but not exceeding, as a percentage of the total consideration required to be delivered, the percentage of the total Transaction Value attributable to such Marketable Securities.

         "Transaction Value" means the sum of: (x) for any cash received in any such Reorganization Event, the amount of cash received per share of Common Stock; (y) for any property other than cash or Marketable Securities received in any such Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of Common Stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator; and (z) for any Marketable Securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such Marketable Securities for the Calculation Period of 20 Trading Days immediately prior to the Exchange Date multiplied by the number of such Marketable Securities received for each share of Common Stock; provided that if no Closing Price for such Marketable Securities may be determined for one or more (but not all) of such Trading Days such Trading Day shall be disregarded in the calculation of such average Closing Price (but no additional trading days shall be added to the Calculation Period). If no Closing Price for the Marketable Securities may be determined for all such Trading Days, the calculation in the preceding clause (z) shall be based on the most recently available Closing Price for the Marketable Securities prior to such 20 Trading Days.

         "Marketable Securities" means any common equity securities listed on a U.S. national securities exchange or reported by The Nasdaq National Market.
The number of shares of any Marketable Securities included in the calculation of Transaction Value pursuant to the preceding clause (z) shall be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to Section 6.1, shall occur with respect to such Marketable Securities or the issuer thereof subsequent to the date the Reorganization Event is consummated. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Section 6.1.


                                         VII.

                                     ACCELERATION

         If one or more of the following events (each an "Event of Default") shall occur:

         (a) Seller, in his individual capacity or as trustee of the David H. Murdock Living Trust dated May 28, 1986, shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to himself or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of him or any substantial part of his property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him, or shall take any action to authorize any of the foregoing;

         (b) an involuntary case or other proceeding shall be commenced against the Seller, in his individual capacity or as trustee of the David H. Murdock Living Trust dated May 28, 1986, seeking liquidation, reorganization or other relief with respect to him or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of him or any substantial part of his property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Seller under the federal bankruptcy laws as now or hereafter in effect; or

         (c) a Collateral Event of Default within the meaning of the Collateral Agreement;

then, upon the occurrence of any such event, an Acceleration Date shall occur, and Seller shall become obligated to deliver, immediately upon receipt of the Acceleration Amount Notice (as defined below), the Acceleration Amount of Common Stock. The "Acceleration Amount" means the quotient obtained by dividing:
(i) the Aggregate Acceleration Value, as defined below, by (ii) the Current Market Price on the Acceleration Date. If a Reorganization Event shall have occurred on or before the Acceleration Date, then in lieu of the Acceleration Amount of Common Stock, Seller shall deliver cash, Marketable Securities or a combination thereof having an aggregate value, based on the Closing Price per share of the Marketable Securities on the Acceleration Date, equal to the Aggregate Acceleration Value; provided that the percentage of such aggregate value that may be delivered in the form of Marketable Securities shall not exceed the percentage of the Transaction Value that would be attributable to Marketable Securities if the Exchange Date were the Acceleration Date.

         The "Aggregate Acceleration Value" means the product obtained by multiplying: (i) the quotient obtained by dividing (A) the Acceleration Value by
(B) 1,000 by (ii) the sum of the Firm Share Base Amount and the Additional Share Base Amount (if any); except that, if no quotations for the determination of the Acceleration Value are obtained as described below, the Aggregate Acceleration Value shall be (A) the Current Market Price on the Acceleration Date times the number of shares of Common Stock that would be required to be delivered by Seller on such date under this Agreement if the Exchange Date were the Acceleration Date or (B) after a Reorganization Event, the value of the alternative consideration that would be required to be delivered by Seller on such date under this Agreement if the Exchange Date were the Acceleration Date.

         The "Acceleration Value" means an amount determined on the basis of quotations from Independent Dealers, determined as follows. Each quotation will be for the amount that would be paid to the relevant Independent Dealer in consideration of an agreement between Purchaser and such Independent Dealer that would have the effect of preserving Purchaser's right to receive the payments and deliveries that Purchaser would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date under Article I hereof (taking into account any adjustments to the Exchange Rate that may have been effected on or prior to the Acceleration Date), provided that, for purposes of determining the payments and deliveries to which Purchaser is entitled under
Article I hereof, the Additional Share Base Amount shall be redefined to be zero and the Firm Share Base Amount shall be redefined to be 1,000. On or as soon as reasonably practicable following the Acceleration Date, Purchaser will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. Purchaser shall compute the Acceleration Value upon receipt of each Independent Dealer's quotation, provided that if, at the close of business on the fourth Business Day following the Acceleration Date, Purchaser shall have received quotations from fewer than four of the Independent Dealers, Purchaser shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If four quotations are provided, the Acceleration Value will be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value will be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value will be equal to such quotation. If no quotations are provided, the Acceleration Value will not be determined and the Aggregate Acceleration Value will be determined as provided above.

         "Independent Dealers" means four nationally recognized independent investment banking firms selected by the Administrator.

         As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above) Purchaser shall deliver to Seller a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount of Common Stock (or, after a Reorganization Event, the amount of cash and marketable Securities) required to be delivered by Seller. Purchaser and Seller agree that the Aggregate Acceleration Value is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damage as a consequence of loss resulting from an Event of Default.


                                        VIII.

                                    MISCELLANEOUS

         8.1 Adjustments of Exchange Rate; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for the effectuation and calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions hereof, the Administrator shall be required to retain a nationally recognized independent investment banking firm for any purpose provided herein, such nationally recognized independent investment banking firm shall be selected and retained by the Administrator only after consultation with Seller.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Purchaser shall be directed to it in care of the Administrator for Purchaser, The Bank of New York, at 101 Barclay Street, New York, New York 10286, Telecopy No: (212) 815-5999, attention Sandra Whalen; notices to Seller shall be directed to him at c/o Pacific Holding Company, 10900 Wilshire Boulevard, Suite 1600, Los Angeles, California 90024, Attention: Gerald W. LaFleur.

         8.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

         8.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         8.6 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Seller and Purchaser shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and its successors and assigns.

         8.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                  SELLER:

                                  David H. Murdock, in his individual capacity and as trustee of the David H. Murdock Living Trust dated May 28, 1986, as amended


                                  _______________________________________


                                  PURCHASER:


                                  _____________________________, as trustee,
                                  William R. Latham III


                                  _____________________________, as trustee,
                                  and
                                  James B. O'Neill


                                  _____________________________, as trustee,
                                  Donald J. Puglisi

                                  each as trustee of Dole Food Automatic Common Exchange Security Trust